Exhibit 4.17

Loan Assignment Agreement

Party A: Jiangyin Huiheng Investment Co., Ltd.

Unified Social Credit Code: 91320281MAK3XPQ85U

Registered Address: No. 268 Xiangshan Road, Jiangyin City, Jiangsu Province

Legal Representative: Hong Xun

Party B: Jiangsu Libang Intelligent Technology Co., Ltd.

Unified Social Credit Code: 91320281MA26UHER6B

Registered Address: No. 190 Xizhang Road, Gushan Town, Jiangyin City, Jiangsu Province

Legal Representative: Huang Feng

Party C: Jiangyin Yuhua Aluminum Co., Ltd.

Unified Social Credit Code: 913202816079810441

Registered Address: No. 85 Xiangshan West Road, Gushan Town, Jiangyin City, Jiangsu Province

Legal Representative: Xu Dan

In view of:

1. The loan contract signed by Party A and Party B on December 26, 2025, Party A is the borrower and Party B is the lender, and the borrower borrows a total of RMB 210,000,000.00 from the lender (Say: Two Hundred and Ten Million Renminbi Yuan Only)).

2. After obtaining the consent of Party B, Party A will transfer the above-mentioned funds of RMB 210,000,000.00 (Say: Two Hundred and Ten Million Renminbi Yuan Only) to Party C on May 25, 2026.

Party A and Party B agreed to reach the following agreement:

1. The loan contract signed by Party A and Party B on December 26, 2025 shall be terminated on the date of signing this agreement;

2. .. Party C, as the borrower, undertakes all the rights and obligations of Party A in the original loan contract.

Party B and Party C agree on the loan as follows:

I.	Lender: Jiangsu Libang Intelligent Technology Co., Ltd.

II.	Borrower:Jiangyin Yuhua Aluminum Co., Ltd

III.	Purpose of borrowing: dailyoperating funds and investment assetexpenditure

IV.	Borrowing amount:

The Borrower shall borrow from the Lender an aggregate principal amount of RMB Two Hundred and Ten Million Only (numeral: ¥210,000,000.00). The actual loan amount shall be subject to the amount remitted by the Lender to the account designated by the Borrower.

V.	V.Loan Interest Rate

During the loan term set forth in this Contract, the parties agree that the interest rate shall be 3% per annum.

VI.	Loan Term

The loan term hereunder is 2 years, commencing on January 1, 2026 and ending on December 31, 2027. Prior to the expiry of this Contract, the Borrower and the Lender may negotiate whether to renew this Loan Contract. If this Contract is not renewed and the Borrower fails to repay the loan when due, any delay exceeding 10 calendar days shall constitute a default, and the Borrower shall be liable for default damages.

VII.	Loan Repayment and Interest Payment

1、The Borrower shall repay the principal in a lump sum upon maturity and pay interest on an annual basis in accordance with the terms of this Contract.

2、If the Borrower repays the loan in advance, interest shall be calculated based on the actual number of days of the loan outstanding.

3、A default interest at the rate of 3% per annum shall be charged on any overdue portion of the loan until all principal and interest are fully repaid.

4、If the Borrower fails to settle all loan principal and interest in one lump sum, any payments made by the Borrower shall be applied in the following order of priority: (1) costs incurred by the Lender to enforce its claims; (2) indemnities for damages; (3) default penalties; (4) interest; (5) principal.

VIII.	Rights and Obligations

1、The Lender shall have the right to supervise the use of the loan and verify the Borrower’s solvency and other relevant information. The Borrower shall provide relevant information truthfully. To mitigate risks, the Lender may demand early repayment of the loan principal and interest, provided that the Lender gives the Borrower one week’s prior written notice. If the Borrower fails to use the loan in accordance with this Contract, the Lender shall have the right to demand immediate repayment of the entire loan.

2、The Borrower shall use the loan solely for the purpose stipulated under this Loan Contract, shall not divert the loan for other purposes, and shall not use the loan for any illegal activities.

3、The Borrower shall repay the principal and pay interest within the term specified in this Contract.

4、The Borrower is obligated to permit the Lender to inspect and supervise the use of the loan, and to allow the Lender to review the Borrower’s plan implementation, operation and management, financial activities and other related matters.

IX.	Priority of Repayment

If the Borrower’s assets are insufficient to satisfy the claims of multiple creditors, the Borrower covenants that all of its property (including accounts receivable) shall first be applied to repay the principal and interest owed to the Lender under this Contract.

X.	Representations by the Borrower

In the course of executing and performing this Contract, the Borrower warrants that all information, documents, seals and other relevant materials provided are true, accurate, complete and valid, and that it has not concealed from the Lender any information that may affect its repayment capacity.

XI.	Costs of Enforcement

If the Borrower breaches this Contract and fails to perform its repayment obligations, all costs incurred by the Lender in enforcing its rights, including but not limited to court fees, legal fees, investigation fees and travel expenses, shall be borne solely by the Borrower.

XII.	Dispute Resolution

1、The formation, validity, interpretation, execution of this Contract and settlement of all disputes arising out of or in connection with this Contract shall be governed by and construed in accordance with the laws of mainland China.

2、Any dispute arising from the interpretation or performance of this Contract shall first be resolved amicably through negotiation by the parties. If such negotiation fails, the parties agree that any party may institute proceedings before the people’s court with jurisdiction at the place where this Contract is signed.

XIII.	Supplementary Agreement

Matters not covered herein may be agreed by both parties through a supplementary agreement, which shall have the same legal effect as this Contract.

XIV.	Number of Counterparts

This Contract is executed in three counterparts, with one counterpart held by each of the three parties. Each counterpart shall have equal legal effect.

Party A: Jiangyin Huiheng Investment Co., Ltd.

Party B: Jiangsu Libang Intelligent Technology Co., Ltd.

Party C: Jiangyin Yuhua Aluminum Co., Ltd

Date of Signing: May 25, 2026

Place of Signing: No. 190 Xizhang Road, Gushan Town, Jiangyin City, Jiangsu Province